Exhibit 3.30

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

RITTENHOUSE ASSET MANAGEMENT, INC.

RITTENHOUSE ASSET MANAGEMENT, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the sole stockholder of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article FOURTH of the Certificate of Incorporation of Rittenhouse Asset Management, Inc. (the “Corporation”) be amended to read in its entirety as follows:

“FOURTH. The total number of shares of stock which the Corporation shall have the authority to issue is one thousand (1,000) shares of common stock, having a par value of one cent ($0.01) per share.”

SECOND: That in lieu of a meeting and vote of the sole stockholder, the sole stockholder has given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer this 4th day of May 2005.

RITTENHOUSE ASSET MANAGEMENT, INC.

		By:	/s/ Alan G. Berkshire
Alan G. Berkshire, Senior Vice President

Attest:

By:	/s/ Larry W. Martin
Larry W. Martin, Assistant Secretary